UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 15, 2025 (December 11, 2025)

MURPHY USA INC.
(Exact name of registrant as specified in its charter)

Delaware		001-35914	46-2279221
(State or other jurisdiction of incorporation)		(Commission File Number)	(IRS Employer Identification No.)

200 Peach Street
El Dorado,	Arkansas		71730-5836

(870) 875-7600
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	MUSA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously announced by Murphy USA Inc. (the “Company”) on October 29, 2025, R. Andrew Clyde will retire as the Company’s Chief Executive Officer and from the Board of Directors, effective December 31, 2025. Effective January 1, 2026, Mindy K. West, the Company’s President and Chief Operating Officer will become the Company’s Chief Executive Officer and a member of the Board of Directors.

Ms. West’s Severance Protection Agreement

In connection with her promotion to Chief Executive Officer and consistent with the Company’s practice for its Chief Executive Officer, on December 11, 2025, the Company and Ms. West entered into a Severance Protection Agreement (the “SPA”), which provides that, in the event of a termination of Ms. West’s employment by the Company without “cause” or by Ms. West for “good reason”, in each case within 24 months following a “change in control” (each as defined in the SPA), then, subject to Ms. West’s execution and non-revocation of a release of claims and compliance with restrictive covenant obligations (as described below), Ms. West will be entitled to receive:

•a lump sum cash payment equal to two times the sum of (i) Ms. West’s annual base salary in effect immediately prior to the termination (or if greater, the highest rate in effect at any time during the 90-day period before the change in control) and (ii) Ms. West’s target annual cash bonus for the year in which the termination occurs; and

•continued coverage under the Company’s health, dependent life and accident benefit programs for the 24-month period following her termination.

The SPA will become effective on January 1, 2026, and will continue in effect until the fifth anniversary of such date, but will be automatically renewed for successive one year periods unless either party provides timely notice of non-renewal.

Under the terms of Ms. West’s SPA, Ms. West will be subject to non-competition and non-solicitation restrictions during the 12-month period following her termination date and perpetual confidentiality restrictions.

The foregoing summary of Ms. West’s SPA does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the SPA, a copy of which will be filed by the Company with its Annual Report on Form 10-K for the year ending December 31, 2025.

Mr. Clyde’s Transition and Advisory Services Agreement

In order to facilitate the orderly transition of his duties to Ms. West, on December 11, 2025, the Company and Mr. Clyde have entered into a Transition and Advisory Services Agreement (the “Transition Agreement”) pursuant to which Mr. Clyde will serve as a non-executive full-time employee of the Company through February 28, 2026 (the “Transition Date”) and will thereafter serve as a non-employee advisor to the Company through February 28, 2027. During this period, Mr. Clyde will continue to receive his annual base salary rate. Under the terms of Mr. Clyde’s Transition Agreement, Mr. Clyde will be subject to non-competition and non-solicitation restrictions during the 18-month period following his Transition Date and perpetual confidentiality restrictions.

The foregoing summary of the Transition Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Transition Agreement, a copy of which will be filed by the Company with its Annual Report on Form 10-K for the year ending December 31, 2025.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

Exhibit Index

Exhibit No.	Description
104	Cover Page Interactive Data File - the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MURPHY USA INC.

Date:	December 15, 2025	By: /s/ Donald R. Smith, Jr.
Donald R. Smith, Jr.
Interim Chief Financial Officer and Treasurer